Exhibit 10.9

May 8, 2023

ESH Acquisition Corp.

228 Park Ave S, Suite 89898

New York, NY 10003

Ladies and Gentlemen

This letter (this “Letter Agreement”) is being delivered to you in connection with our surrender of 5,750,000 shares of Class B common stock of ESH Acquisition Corp., a Delaware corporation (“the Company”). ESH Sponsor LLC, a Delaware limited liability company (the Sponsor ), hereby agrees with the Company as follows:

1.	Effective as of 11:59 p.m. on May 8, 2023, the Sponsor shall, and hereby does, surrender for no consideration 5,750,000 shares of Class B common stock of the Company, and the Company shall immediately cancel such surrendered shares.

2.	This Letter Agreement may be executed in any number of original or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.	This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

Sincerely,

ESH SPONSOR LLC

By:	/s/ Jonathan Morris
Name:	Jonathan Morris
Title:	Chief Executive Officer

Acknowledged and Agreed

ESH ACQUISITION CORP.

By:	/s/ James Francis
Name:	James Francis
Title:	Chief Executive Officer